SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Flow International Corporation

(Exact name of registrant as specified in its charter)

Washington	91-1104842
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

23500 – 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

Securities Act registration statement file number to which this Form relates:             (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Effective October 29, 2003, Flow International Corporation amended its Preferred Share Purchase Rights Plan and the Rights issued pursuant to the Plan, first adopted by the company on June 7, 1990 and amended and restated as of September 1, 1999.

The amendment modifies the definition of “Acquiring Person” to exclude certain persons who inadvertently acquire in excess of 10% of the outstanding common shares if such person enters into a standstill agreement in form and substance satisfactory to the Company and agrees to divest a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person within no more than one year from the date of such agreement.

The amended terms of the Rights are set forth in the Amendment No. 1 dated as of October 29, 2003 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) to the Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.).

The description of the Preferred Shares Purchase Rights are otherwise unchanged from those described in Registrant Registration Statement on Form 8-A/A filed September 17, 1999 and in the Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.).

ITEM 2. EXHIBITS

1.1 Form of Right Certificate. (Incorporated by reference to Exhibit B to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated September 1, 1999)

1.2 Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated September 1, 1999)

1.3 Amendment No. 1 dated as of October 29, 2003 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) to the Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and ChaseMellon Shareholder Services, L.L.C.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 3, 2003	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness

	Name: Title:	John S. Leness General Counsel and Secretary

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

1.1	Form of Right Certificate. (Incorporated by reference to Exhibit B to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated September 1, 1999)

1.2	Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated September 1, 1999)

1.3	Amendment No. 1 dated as of October 29, 2003 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) to the Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and ChaseMellon Shareholder Services, L.L.C.